Exhibit 99.1

August 19, 2014

For Immediate Release

Urologix Reports Fourth Quarter and Fiscal Year 2014 Results

Recent Highlights

•	Urologix restructured the company in April 2014 which reduced cash utilization in the fourth quarter to $98,000
•	Cost-effectiveness data covering Cooled ThermoTherapyTM presented at 2014 AUA Annual Meeting in May

MINNEAPOLIS — August 19, 2014— Urologix®, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fourth quarter and fiscal year ended June 30, 2014. The Company also announces that Brian Smrdel, Chief Financial Officer, resigned due to personal reasons effective August 13, 2014. Greg Fluet has been appointed by the Board and has accepted the position of Interim CFO in addition to his current responsibilities as CEO until a suitable replacement is hired.

Fourth quarter fiscal year 2014 revenue totaled $3.3 million, down 2% sequentially from the third quarter of fiscal year 2014 and down 21% compared to the fourth quarter of fiscal year 2013. The sequential decrease in revenue was driven primarily by reduced sales of Cooled ThermoTherapyTM (CTT) products partially offset by a slight increase in Prostiva® products. The year-over-year decline in revenue was driven by a decline in sales of CTT and Prostiva products compared to the prior year.

“Urologix successfully completed a major restructuring of our business in the fourth quarter of fiscal year 2014. As part of this restructuring we deployed a new sales model that leverages a smaller field sales team by deploying inside sales resources and our mobile service to deliver on our commitment to patients and meeting our urology customers’ needs. The team demonstrated this commitment by delivering on our sales plan for the quarter resulting in minimal cash utilization”, stated Greg Fluet, Chief Executive Officer. “Our goal is to end fiscal year 2015 with positive cash flow from operations and build upon the recent data presented at the AUA on the cost-effectiveness of our in-office BPH CTT technology. The data presented at the AUA showed that the compelling comparative value of our technologies is driven by both the low-cost of the procedure and the strong safety, durability and effectiveness. We believe both CTT and Prostiva will become more important to optimizing BPH care pathways as demand for cost-effective therapies continues to grow.”

As of June 30, 2014, the Company’s cash balance was $718,000 compared to $816,000 as of March 31, 2014, reflecting cash utilization of $98,000 in the fourth quarter. The cash utilization in the quarter includes the impact of approximately $80,000 in cash payments related to the restructuring that occurred in April 2014. In the fourth quarter of fiscal year 2013, the Company spent $2.8 million which included a $2.0 million payment to Medtronic as part of a debt restructuring agreement to pay off obligations deferred from earlier in that fiscal year. Net of the debt restructuring payment, the cash balances decreased $844,000 in the prior year period. The Company’s cash needs will be determined by a number of items including operating performance and the timing of annual royalty payments for Prostiva due and unpaid as of June 30, 2014. Royalty payments and other fees due Medtronic total $715,000 and are included in short-term liabilities as of June 30, 2014.

Regarding the amounts due and unpaid to Medtronic, “Urologix and Medtronic both share a sincere commitment to patients and urologists. We recognize Medtronic’s continuing rights under the agreements, and are working with Medtronic in our effort to restructure the business, both directly and through Medtronic’s engagement as an observer on our Board of Directors” stated Greg Fluet, Chief Executive Officer.

On a full year basis, the Company’s cash balance decreased $1.6 million in fiscal year 2014, compared to cash utilization of $3.7 million in fiscal year 2013, after adjusting cash balances for financing proceeds of $3.8 million and the receipt of $321,000 from the demutualization of an insurer. Including the financing proceeds and gain from the demutualization of an insurer, the Company’s cash balance increased $391,000 in fiscal year 2013.

Gross profit for the fourth quarter of fiscal year 2014 was $1.6 million, or 48.0% of revenue, compared to $1.9 million, or 45.5% of revenue, in the fourth quarter of fiscal year 2013. The increase in the gross margin rate is due to the fourth quarter fiscal year 2013 cost of goods including an impairment charge of $274,000 related to intangible assets acquired with the Prostiva product line. Excluding the impairment charge, gross margins would have decreased by approximately 4 percentage points driven primarily by product sales mix, lower production volumes and lower margins associated with our mobile service offering.

The Company performed our annual goodwill impairment test as of April 30, 2014, which included as part of the testing, fair valuing all of our assets and liabilities, including those obtained as part of the Prostiva acquisition. It was determined that the fair value of the Company could no longer support the carrying value of the goodwill acquired in that acquisition.   As a result, we recorded a $3.0 million non-cash goodwill impairment charge in our statements of operations.

Total operating expense was $5.0 million for the fourth quarter of fiscal year 2014, which includes the impairment of goodwill resulting from the Prostiva acquisition of $3.0 million. Excluding the goodwill impairment charge, fourth quarter fiscal year 2014 operating expenses were $2.0 million, compared to operating expenses of $3.1 million in the fourth quarter of fiscal year 2013. The fourth quarter operating expense for fiscal year 2014 benefited from the restructuring of the Company announced on April 11, 2014.

For the fourth quarter of fiscal year 2014, Urologix reported a net loss of $3.5 million, or $0.17 per diluted share, compared to a net loss of $1.2 million, or $0.06 per diluted share, in the fourth quarter of fiscal year 2013.

For the fiscal year 2014 period ended June 30, 2014, revenues totaled $14.2 million, down 14.2% compared to revenues of $16.6 million in fiscal year 2013. The year-over-year decline in revenue was driven by similar declines in sales of Cooled ThermoTherapy (CTT) products and Prostiva Radio Frequency (RF) Therapy products.

Gross profit for fiscal year 2014 was $6.1 million, or 42.8% of sales. Gross profit was negatively affected by a $739,000 non-cash charge associated with the write down of Prostiva capital equipment inventory in the third quarter of fiscal year 2014. The write down was triggered by the low volume of sales of the capital equipment and does not affect the marketability of the product.

Total operating expense in fiscal year 2014 was $13.0 million. Excluding the $3.0 million goodwill impairment charge, operating expenses were $10.0 million in fiscal year 2014 compared to operating expenses of $12.1 million in fiscal year 2013. The Company reported a net loss of $7.6 million, or $0.36 per diluted share, for fiscal year 2014, compared to a net loss of $4.3 million, or $0.21 per diluted share, in the prior fiscal year period.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2014 fourth quarter and full year results on Tuesday, August 19, 2014 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-877-415-3180 and enter the Participant Passcode 30328726 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Greg Fluet at (763) 475-1400 or investor-relations@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Susan Overby	Greg Fluet
(763) 745-1540	(763) 475-1400
SOverby@urologix.com	investor-relations@urologix.com

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Sales	$3,294	$4,184	$14,235	$16,590
Cost of goods sold	1,711	2,279	8,142	8,407
Gross profit	1,583	1,905	6,093	8,183

Costs and expenses:
Sales and marketing	1,011	2,080	5,850	7,719
General and administrative	526	421	2,299	2,515
Research and development	344	514	1,625	2,269
Change in value of acquisition consideration	—	(79)	(105)	(447)
Impairment of goodwill	3,036	—	3,036	—
Gain on demutualization	—	—	—	(321)
Impairment of identifiable intangible assets	—	160	—	160
Medical device tax	51	65	223	106
Amortization expense	23	26	95	104
Total costs and expenses	4,991	3,187	13,023	12,105

Operating loss	(3,408)	(1,282)	(6,930)	(3,922)
Interest expense	(177)	(207)	(693)	(555)
Gain on debt extinguishment	—	206	—	206
Foreign currency exchange gain/(loss)	(2)	2	(1)	(7)
Loss before income taxes	(3,587)	(1,281)	(7,624)	(4,278)

Income tax expense/(benefit)	(62)	(34)	(16)	14
Net loss	$(3,525)	$(1,247)	$(7,608)	$(4,292)

Net loss per common share—basic	$(0.17)	$(0.06)	$(0.36)	$(0.21)

Net loss per common share—diluted	$(0.17)	$(0.06)	$(0.36)	$(0.21)

Weighted average number of common shares outstanding—basic	21,299	20,909	21,219	20,703

Weighted average number of common shares outstanding—diluted	21,299	20,909	21,219	20,703

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash	$718	$2,290
Accounts receivable, net	1,502	2,132
Inventories	1,397	1,571
Prepaids and other current assets	63	128
Total current assets	3,680	6,121
Property and equipment:
Property and equipment	12,162	12,165
Less accumulated depreciation	(11,691)	(11,430)
Property and equipment, net	471	735
Other intangible assets, net	1,370	1,587
Goodwill	—	3,036
Long-term inventories	141	1,043
Other assets	5	5
Total assets	$5,667	$12,527

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$892	$628
Accrued compensation	487	721
Deferred income	6	5
Short-term deferred acquisition payment	1,339	681
Current portion of long-term debt	747	—
Interest payable	322	—
Other accrued expenses	499	602
Total current liabilities	4,292	2,637

Deferred tax liability	—	36
Long-term deferred acquisition payment	3,730	4,026
Long-term debt	4,586	5,333
Other accrued liabilities	36	75
Total liabilities	12,644	12,107

Shareholders’ equity/(deficit):
Common stock	209	208
Additional paid-in capital	119,440	119,230
Accumulated deficit	(126,626)	(119,018)
Total shareholders’ equity/(deficit)	(6,977)	420
Total liabilities and shareholders’ equity/(deficit)	$5,667	$12,527

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Fiscal Year Ended June 30,
	2014	2013
Operating Activities:
Net loss	$(7,608)	$(4,292)

Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	587	674
Impairment of identifiable intangible assets	—	434
Impairment of goodwill	3,036	—
Employee stock-based compensation expense	211	257
Provision for bad debts	10	(23)
Prostiva inventory reserve	739	—
Loss on disposal of assets	6	7
Accretion expense on deferred acquisition payments	467	544
Net adjustment to acquisition consideration	(105)	(447)
Gain on debt extinguishment	—	(206)
Deferred income taxes	(36)	1
Change in operating assets and liabilities:
Accounts receivable	620	23
Inventories	267	(626)
Prepaids and other assets	65	162
Accounts payable	264	1,760
Accrued expenses and deferred income	(375)	(227)
Interest payable	322	—
Net cash used for operating activities	(1,530)	(1,959)

Investing Activities:
Purchases of property and equipment	(32)	(79)
Acquisition of business	—	(1,368)
Purchases of intellectual property	(10)	(32)
Net cash used for investing activities	(42)	(1,479)

Financing Activities:
Proceeds from stock option exercises	—	15
Issuance of common stock	—	3,814
Net cash provided by financing activities	—	3,829

Net increase /(decrease) in cash	(1,572)	391
Cash:
Beginning of year	2,290	1,899
End of year	$718	$2,290

Supplemental cash-flow information
Income taxes paid during the period	$27	$17
Net amount of inventory transferred to property and equipment	$70	$202
Deferred acquisition payment and accounts payable transferred to long-term debt	$—	$5,333